Exhibit 3.2

The title of the Second Amended and Restated Bylaws of SYNNEX Corporation is amended to read in its entirety as follows:

AMENDED AND RESTATED BYLAWS

OF

TD SYNNEX CORPORATION

(A Delaware Corporation)